UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CLEVELAND BIOLABS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CLEVELAND BIOLABS, INC.

ANNUAL MEETING OF STOCKHOLDERS
June 12, 2007
__________

NOTICE AND PROXY STATEMENT

CLEVELAND BIOLABS, INC.

May __, 2007

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2007 Annual Meeting of Stockholders of Cleveland BioLabs, Inc. (the “Company” or “CBL”) to be held at the InterContinental Hotel, 9801 Carnegie Avenue, Cleveland, Ohio 44106 on June 12, 2007, at 10:00 a.m., Eastern Time.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters that we expect to be acted upon at the Annual Meeting. Summarized briefly, they consist of the proposals listed below.

•	First, to elect each of the Company’s seven directors to an additional one-year term expiring at the 2008 Annual Meeting;

•	Second, to ratify the appointment of Meaden & Moore, Ltd. by the Audit Committee of the Board of Directors as the Company’s independent auditor for the fiscal year ending December 31, 2007; and

•	Third, to approve the issuance of shares of common stock issuable upon:

•	conversion of shares of Series B Convertible Preferred Stock (the “Series B Preferred”);

•	exercise of Series B Warrants to purchase shares of common stock; and

•	exercise of Series C Warrants to purchase shares of common stock.

The Series B Preferred, Series B Warrants and Series C Warrants were issued in connection with a private placement consummated on March 16, 2007 between the Company and various accredited investors. Under The NASDAQ Marketplace Rules, stockholder approval of this issuance is required because:

•	these securities can be converted into, or exercised for, a number of shares greater than 20% of the number of shares of common stock outstanding before the private placement; and

•
the issuance of these securities is deemed, under The NASDAQ Marketplace Rules, to be an issuance of shares of common stock at a price less than the greater of book or market value of the Company’s common stock, as of the date of the private placement.

Proposal 3 of the Proxy Statement discusses the private placement in more detail, and the full text of the agreements that the Company entered into to consummate the private placement, along with documents that fully define the terms of the securities issued in the transaction, are attached to the Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 19, 2007. In connection with the private placement, our stockholders who owned 5% or more of our outstanding common stock prior to the private placement entered into a Voting Agreement whereby each such stockholder agreed to vote all of its shares in favor of the issuance of all of the Common Stock issuable upon conversion of the Series B Preferred and exercise of the Series B Warrants and Series C Warrants. These stockholders, together with the holders of the Series B Preferred that are eligible to vote at the annual meeting, hold a sufficient number of shares to approve Proposal 3, even if no other shares are voted in favor of it.

The Board of Directors of the Company recommends that you vote “FOR” each proposal set forth in this Notice and Proxy Statement.

A copy of the Company’s annual report to stockholders is enclosed for your information. During the Annual Meeting, stockholders will view a presentation by CBL’s management and have the opportunity to ask questions.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please vote your shares as soon as possible. For your convenience, you may vote by telephone by calling toll-free at 1-866-894-0537 or via the Internet at www.continentalstock.com and following the instructions on the enclosed voting instruction card. Alternatively, you may sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on June 12, 2007.

Sincerely,

BERNARD L. KASTEN Chairman of the Board

CLEVELAND BIOLABS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2007

To the Stockholders of
Cleveland BioLabs, Inc.:

The Annual Meeting of Stockholders of Cleveland BioLabs, Inc. (“CBL”) will be held at 10:00 a.m., Eastern Time, on June 12, 2007, at the InterContinental Hotel, 9801 Carnegie Avenue, Cleveland, Ohio 44106 for the following purposes:

(1)	To elect seven directors to CBL’s Board of Directors;

(2)
To ratify the appointment of Meaden & Moore, Ltd. by the Audit Committee of the Board of Directors as the independent auditor of CBL’s financial statements for the fiscal year ending December 31, 2007;

(3)
To approve the issuance of shares of CBL’s common stock issuable upon conversion of shares of CBL’s Series B Convertible Preferred Stock and/or exercise of Series B Warrants and Series C Warrants to purchase shares of common stock, which preferred stock and warrants were issued pursuant to the Securities Purchase Agreement entered on March 16, 2007, by and among CBL and the buyers listed therein; and

(4)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 17, 2007, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and the enclosed proxy are first being mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about May __, 2007.

By order of the Board of Directors,

Yakov Kogan
Executive Vice President and Secretary
Cleveland, Ohio
May __, 2007

All stockholders are urged to attend the meeting in person or by proxy. Whether or not you expect to be present at the meeting, please either (1) vote your shares by telephone or on the Internet by following the instructions on the voting instruction card, or (2) complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope furnished for that purpose.

Cleveland BioLabs, Inc.
11000 Cedar Avenue
Suite 290
Cleveland, Ohio 44106
(216) 229-2251

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cleveland BioLabs, Inc., a Delaware corporation (“CBL,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2007 Annual Meeting of Stockholders and at any adjournment or postponements thereof.

You are invited to attend our 2007 Annual Meeting of Stockholders on June 12, 2007, beginning at 10:00 a.m., Eastern Time. The Annual Meeting will be held at the InterContinental Hotel, 9801 Carnegie Avenue, Cleveland, Ohio 44106. During the Annual Meeting, stockholders will view a presentation by our management and have the opportunity to ask questions. Representatives from our auditor, Meaden & Moore, Ltd., will also be available to answer questions.

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy are being mailed to stockholders starting on or about May ___, 2007.

Who is entitled to vote at the Annual Meeting?

Holders of CBL common stock, par value $0.005 per share (the “Common Stock”), as of the close of business on April 17, 2007 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the Record Date, CBL had outstanding 12,004,099 shares of Common Stock.

To comply with The NASDAQ Marketplace Rules, the terms of the Series B Convertible Preferred Stock (the “Series B Preferred”) limit the number of shares of Series B Preferred that are eligible to be voted at the Annual Meeting to 2,376,000 shares of Series B Preferred (the “Eligible Series B Preferred”), which equates to less than 20% of our outstanding Common Stock before the private placement was consummated. Each share of the Eligible Series B Preferred is entitled to the number of votes equal to the number of shares of Common Stock that such share could be converted into as of the Record Date. As of the Record Date, each share of Eligible Series B Preferred was convertible into one share of Common Stock and therefore entitles its holder to one vote. In the aggregate, there are a total of 14,380,099 shares entitled to vote at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your record or beneficial ownership of Common Stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CBL’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, a “stockholder of record.” The Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy have been sent directly to you by CBL.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

What constitutes a quorum?

The required quorum for transaction of business at the Annual Meeting will be a majority of the shares of Common Stock and Eligible Series B Preferred issued and outstanding as of the Record Date. Votes cast by proxy or in person and entitled to be cast at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present.

What is the Board of Directors’ recommendation with respect to each proposal?

•	The Board of Directors recommends that you:

•	vote FOR all of the Board of Directors’ nominees for election as directors;

•	vote FOR the ratification of the appointment of Meaden & Moore, Ltd. as the independent auditor of our financial statements for the year ending December 31, 2007; and

•
vote FOR the approval of the issuance of shares of Common Stock that are issuable upon conversion of the Series B Preferred or exercise of Series B Warrants and Series C Warrants (collectively, the “Warrants”) that were issued pursuant to the Securities Purchase Agreement dated March 16, 2007, by and among the Company and the buyers listed therein.

What vote is required to approve each proposal?

•
Election of Directors. A plurality of all the votes cast at the Annual Meeting shall be sufficient to elect a director, which means that the seven persons receiving the highest number of “FOR” votes will be elected. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Since the seven nominees for the Board of Directors are running uncontested, each of the nominees will be elected, regardless of how many votes are withheld with respect to such nominee.

•
Ratification of Auditor. The affirmative vote of a majority of the shares of Common Stock and Eligible Series B Preferred represented in person or by proxy and entitled to be cast at the Annual Meeting is required to ratify the appointment by the Audit Committee of Meaden & Moore, Ltd. as the independent auditor of CBL’s financial statements for the year ending December 31, 2007.

•
Approval of Issuance of Securities Convertible or Exercisable into Common Stock. The affirmative vote of a majority of the shares of Common Stock and Eligible Series B Preferred represented in person or by proxy and entitled to be cast at the Annual Meeting is required to approve the issuance of shares of Common Stock that are issuable upon conversion of Series B Preferred or exercise of Warrants that were issued pursuant to the Securities Purchase Agreement dated March 16, 2007. You should be aware that certain of our stockholders agreed to vote in favor of the issuance pursuant to the Voting Agreement (defined and described under Proposal 3). Shares held by these stockholders, together with the shares of Eligible Series B Preferred, accounted for approximately 63% of all votes entitled to be cast as of the Record Date.

What is the private placement?

On March 16, 2007, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with various accredited investors (the “Buyers”), pursuant to which the Company agreed to sell to the Buyers Series B Preferred that are convertible, upon stockholder approval, into an aggregate of 4,288,712 shares of our Common Stock and Series B Warrants that are exercisable, upon stockholder approval, for an aggregate of 2,144,356 shares of our Common Stock. The Series B Preferred have an initial conversion price of $7.00 per share, and in the event of a conversion at such conversion price, one share of Series B Preferred would convert into one share of Common Stock. The Series B Warrants have an exercise price of $10.36 per share, the closing bid price on the day prior to the private placement. To the extent, however, that the conversion price of the Series B Preferred or the exercise price of the Series B Warrants is reduced as a result of the anti-dilution protections described herein, the number of shares of Common Stock into which the Series B Preferred are convertible and for which the Series B Warrants are exercisable may increase.

The aggregate purchase price paid by the Buyers for the Series B Preferred and Series B Warrants was approximately $30,000,000. After related fees and expenses, we received net proceeds of approximately $29,000,000. The Company intends to use the proceeds for general corporate and working capital purposes.

The Company also issued to the placement agents in the private placement (the “Agents”) as compensation for their services, Series B Preferred, Series B Warrants, and Series C Warrants. The Agents collectively received Series B Preferred that are convertible, upon stockholder approval, into 290,298 shares of Common Stock, Series B Warrants to purchase 221,172 shares of the Company’s Common Stock, and Series C Warrants to purchase 267,074 shares of the Company’s Common Stock.

In total, upon stockholder approval, the securities issued in the private placement will be convertible into, or exercisable for, up to approximately 7,211,612 shares of our Common Stock, which amount is subject to adjustment in the event of certain corporate events such as stock splits or issuances of securities at a price below the conversion price of the Series B Preferred or exercise price of the Warrants, as the case may be.

Why is the Company seeking stockholder approval for the issuance of the securities pursuant to the private placement?

Because our Common Stock is listed on The NASDAQ Capital Market, we are subject to NASDAQ Marketplace Rules. Under NASDAQ Marketplace Rule 4350(i)(1)(D)(ii), we must obtain stockholder approval for any issuance or sale of Common Stock, or securities convertible into, or exercisable for, Common Stock that is (1) equal to 20% or more of our outstanding Common Stock before the issuance or sale and (2) at a price per share below the greater of book or market value of our Common Stock at the time of the issuance or sale. Thus, stockholder approval is required in this instance for the following reasons:

•
In the private placement, we issued securities convertible into, or exercisable for, approximately 7,211,612 shares of Common Stock, which was in excess of 20% of the outstanding Common Stock before the issuance or sale. But because of the limitation imposed by The NASDAQ Marketplace Rules, we and the Buyers have agreed that we may not issue any shares of Common Stock upon conversion of the Series B Preferred or exercise of any Series B Warrant if the conversion or exercise would cause us to issue an aggregate of more than 2,377,819 shares of Common Stock (which equates to approximately 19.99% of our total outstanding Common Stock prior to the private placement). Accordingly, among the securities issued in the private placement, only 2,376,000 shares of Series B Preferred could, as of the Record Date, be converted into Common Stock. We therefore agreed in the Purchase Agreement that we would seek the approval of our stockholders for the issuance of the shares of Common Stock underlying the Series B Preferred, Series B Warrants and Series C Warrants.

•
Each Buyer in the private placement purchased the securities in the form of investment units. Each investment unit consisted of two shares of Series B Preferred, each convertible into one share of Common Stock, and a Series B Warrant (with an exercise price of $10.36) to purchase one share of our Common Stock, in each case subject to adjustment for anti-dilution or other events as described herein. The purchase price for each investment unit was $14.00. Each share of Common Stock deemed to have been issued in the private placement was therefore issued for less than the $10.19 closing price of our Common Stock on The NASDAQ Capital Market on March 16, 2007.

Why does the Board of Directors believe it is in the best interests of the Company to issue the securities pursuant to the private placement?

Upon assessing our short-term and long-term capital requirements and the Company’s projected operating losses, we considered various financing alternatives and consulted with financial and other advisors. With respect to this transaction, our Board of Directors was particularly diligent because of the participation of Sunrise Securities Corp. (“SSC”) as lead placement agent for the private placement and the simultaneous participation of SSC’s affiliate Sunrise Equity Partners, LP (“SEP”) as a Buyer. SSC and SEP collectively owned more than 10% of the Company’s outstanding Common Stock prior to the private placement. Our Board of Directors consulted with a third party financial advisor, reviewed other information regarding transactions of this nature and took into account, in light of the Company’s capital requirements, the likelihood and timing of consummating this or similar transactions. Only after concluding that the terms of the private placement were reasonable, usual and customary, and also in the best interests of the Company and its stockholders, did the Audit Committee and the Board authorize management to proceed to completion.

The $29 million of net proceeds acquired in the transaction will be essential in providing us with the capital necessary to pursue our research, development, clinical and regulatory objectives.

What if Proposal 3 is not approved?

Pursuant to the Purchase Agreement, we agreed to seek stockholder approval of the issuance of the securities pursuant to the private placement no later than June 20, 2007. If we obtain stockholder approval at the 2007 Annual Meeting of Stockholders, this provision will have been satisfied. However, if stockholder approval is not obtained at the 2007 Annual Meeting, we are obligated under the Purchase Agreement to cause an additional stockholder meeting to be held each three month period thereafter until stockholder approval is obtained.

Furthermore, if on or after September 16, 2007 (the date on which the Series B Warrants are first exercisable), the holders of Series B Warrants exercisable for approximately 1,188,000 shares of Common Stock seek to exercise those warrants for Common Stock but are prevented from doing so because stockholder approval has not been obtained, the Company will be required to pay cash, instead of issuing Common Stock, equal to the difference between the weighted-average price of the Common Stock on The NASDAQ Capital Market and the exercise price, as of the date of the attempted exercise.

Finally, until stockholder approval is obtained, Series B Preferred convertible into approximately 2,203,010 shares of Common Stock, Series B Warrants exercisable for approximately 1,177,528 shares of Common Stock, and all of the Series C Warrants issued in the private placement will not be convertible or exercisable

Will the issuance of the securities pursuant to the private placement dilute the existing stockholders’ percentage of ownership in the Company?

The issuance of shares of Common Stock that are issuable upon conversion of the Series B Preferred or upon exercise of the Warrants will dilute your existing holdings of Common Stock upon conversion or exercise of those securities. Specifically, upon receipt of stockholder approval, the securities issued pursuant to the private placement will be convertible into, or exercisable for, a total of approximately 7,211,612 shares of Common Stock. Upon the conversion and exercise of all of these securities into Common Stock (and assuming no changes to the rate at which the Series B Preferred convert into Common Stock or to the amount of shares for which the Warrants are exercisable, and no further increases to the number of shares of Common Stock outstanding), the aggregate ownership of all holders of the Company’s Common Stock prior to the private placement will be reduced to approximately 62% of outstanding shares.

In addition, the Series B Preferred and the Warrants contain certain anti-dilution provisions that, if triggered, could have the effect of increasing the number of shares of Common Stock into which a share of Series B Preferred is convertible and for which each Warrant is exercisable. These provisions come into effect if the Company, among other things, issues shares of Common Stock, options to purchase shares of Common Stock or securities convertible into or exercisable for shares of Common Stock, in each case at a price deemed lower than the conversion price of the Series B Preferred or the exercise price of the Warrant then in effect. These provisions are not triggered by issuances pursuant to any stock incentive plan approved by our Board of Directors and stockholders, conversion of the Series B Preferred or exercise of the Warrants, an underwritten public offering that generates gross proceeds to the Company in excess of $20,000,000, or conversion or exercise of securities convertible into or exercisable for shares of Common Stock outstanding prior to the private placement.

If the anti-dilution provisions are triggered, the conversion price of the Series B Preferred and the exercise price of the Warrants would be reduced pursuant to a pre-determined formula that takes into account, on a “weighted-average” basis, the relative size of the issuance and the price at which the new securities were deemed to be issued. The reduced conversion price of the Series B Preferred, in turn, has the effect of increasing the number of shares of Common Stock into which a share of Series B Preferred is convertible. And, in the case of the Warrants, the number of shares of Common Stock for which the Warrants are exercisable would be proportionately increased. Accordingly, if these anti-dilution protections were triggered, the dilutive effect of the private placement could be substantially greater.

How do I vote?

If you complete and properly sign and return the accompanying proxy card, it will be voted as directed on such proxy card. You may also vote by telephone or via the Internet by following the instructions on the voting instruction card accompanying this Proxy Statement. The deadline for voting by telephone or via the Internet is 7:00 p.m., Eastern Time, on June 11, 2007.

If you are a stockholder of record and attend the Annual Meeting, you may deliver your completed proxy card in person. If, however, you hold your shares in “street name” and wish to vote at the annual meeting, you will need to obtain a proxy from the bank, broker or other nominee that holds your shares and present it at the Annual Meeting.

Who are the persons selected by CBL’s Board of Directors to serve as proxies?

Michael Fonstein and John A. Marhofer, Jr., the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Michael Fonstein is the Chief Executive Officer and President of the Company, and John A. Marhofer, Jr. is the Chief Financial Officer of the Company.

Who will count the vote?

At the Annual Meeting, the results of stockholder voting will be tabulated by the inspector of elections appointed by CBL for the meeting.

Will abstentions and broker non-votes affect the voting results?

Abstentions will be counted by the election inspector towards determining whether a quorum is present. With respect to Proposals 2 and 3, which require approval of a majority of shares entitled to vote and represented in person or by proxy, abstentions will have the same effect as voting against the proposal. With respect to Proposal 1, for which each nominee must receive a plurality of shares entitled to vote and represented in person or by proxy, abstentions will have no legal effect on the outcome of the vote.

Broker non-votes are proxies received from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter. Brokers only possess discretionary power over matters that are considered routine, such as the uncontested election of directors described in Proposal 1 or the approval of auditors described in Proposal 2. In contrast, brokers do not have discretionary authority to vote shares held in “street name” on non-routine matters, such as the private placement described under Proposal 3, without your instructions.

Broker non-votes will be counted by the election inspector towards determining whether a quorum is present. Broker non-votes will not be counted as present and entitled to vote on a particular proposal and therefore will have no effect on the outcome of the vote on any proposal.

Stockholders are advised to forward their voting instructions promptly so as to afford brokers sufficient time to process such instructions.

Can I change my vote or revoke my proxy after I return my proxy card or vote by telephone or Internet?

Yes. Even after you have submitted your proxy, whether by sending in a proxy card, or voting by telephone or on the Internet, you may change your vote at any time before the proxy is exercised by filing with CBL’s Secretary a notice of revocation or by submitting another proxy, whether by sending in a proxy card, or voting by telephone or on the Internet, which proxy bears a later date. If you vote in person at the Annual Meeting, a previously granted proxy will be revoked. However, attendance at the Annual Meeting will not by itself revoke a previously granted proxy. For shares held in “street name,” you may revoke your previously granted proxy by submitting new voting instructions to your bank, broker or other nominee or contacting the person responsible for your account and instructing that person to execute on your behalf the proxy card as soon as possible.

Could other matters be decided at the Annual Meeting?

Yes. As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If any other items or matters properly come before the Annual Meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of, and number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, commencing June 1, 2007, and continuing through the date of the Annual Meeting, at the principal offices of CBL, 11000 Cedar Avenue, Suite 290, Cleveland, Ohio 44106.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders on the Internet?

CBL’s Annual Report to Stockholders for the year ended December 31, 2006, containing financial and other information pertaining to CBL, is being furnished to stockholders with this Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement, Form 10-KSB and Annual Report to Stockholders are available on the Company’s website at www.cbiolabs.com under the link “Investor Information.”

PROPOSAL 1
ELECTION OF DIRECTORS

CBL’s Board of Directors consists of seven directors, each of whom is a nominee in the current election. If elected, the seven nominees for election as directors at CBL’s 2007 Annual Meeting of Stockholders will serve for one year terms expiring at CBL’s 2008 Annual Meeting of Stockholders. The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of CBL. See “Nominees” below.

In accordance with NASDAQ Marketplace Rule 4350(c), and the standard of independence defined in NASDAQ Marketplace Rule 4200(a)(15), a majority of CBL’s Board of Directors are "independent directors.” CBL’s independent directors are James J. Antal, Paul E. DiCorleto, Bernard L. Kasten, and H. Daniel Perez. In making the determination of independence with respect to Dr. DiCorleto, the Nominating and Corporate Governance Committee of the Board of Directors considered Dr. DiCorleto’s affiliation with the Cleveland Clinic and satisfied itself that this affiliation does not detract or interfere with Dr. DiCorleto’s ability to exercise independent judgment in carrying out his responsibilities as director and serving the best interests of our stockholders. Messrs. Antal, Kasten and Perez make up our Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee. As members of CBL’s Audit Committee, Messrs. Antal, Kasten, and Perez meet the additional independence requirements for audit committee members under NASDAQ Marketplace Rule 4350(d). Specifically, Messrs. Antal, Kasten, and Perez satisfy the criteria for independence set forth in Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have not participated in the preparation of the financial statements of the company or any current subsidiary of the company at any time during the past three years.

The Nominating and Corporate Governance Committee of the Board has reviewed the performance of all current directors, and has recommended that all nominees be approved for reelection. If at the time of the Annual Meeting, any of the Board of Directors’ nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any of the nominees will be unable or decline to serve as a director if elected.

NOMINEES

The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:

Name	Age	Position with CBL
Bernard L. Kasten (1)(2)	60	Chairman of the Board
James J. Antal (1)(2)	56	Director
Paul E. DiCorleto (2)	55	Director
Michael Fonstein, Ph.D.	47	Director, President and Chief Executive Officer
Andrei Gudkov, Ph.D.	50	Director, Chief Scientific Officer
Yakov Kogan, Ph.D.	34	Director, Executive Vice President, Business Development
H. Daniel Perez (1)(2)	57	Director

(1)	Member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

(2)	Determined to be independent, in accordance with NASDAQ Marketplace Rules.

Bernard L. Kasten, M.D. Dr. Kasten became a member of our board on July 20, 2006 and was appointed Chairman of the Board on August 30, 2006. From 1995 to 2004, Dr. Kasten served at Quest Diagnostics Incorporated where he was Chief Laboratory Officer and most recently Vice President of Medical Affairs of its MedPlus Inc. subsidiary. Dr. Kasten served as a director of SIGA Technologies from May 2003 to December 2006, and as SIGA’s Chief Executive Officer from July 2004 through April 2006. Dr. Kasten currently serves as a director of GeneLink Inc. and SeraCare Life Sciences Inc. Dr. Kasten is also a director of several privately held companies. Dr. Kasten is a graduate of the Ohio State University College of Medicine. His residency was served at the University of Miami, Florida, and he was awarded fellowships at the National Institutes of Health Clinical Center and NCI, Bethesda, Maryland. He is a diplomat of the American Board of Pathology with certification in anatomic and clinical pathology with sub-specialty certification in Medical Microbiology.

  James J. Antal Mr. Antal became a member of our board on July 20, 2006. Mr. Antal served as Chief Financial Officer of Experian from 1996 to 2001 and as Chief Investment Officer of Experian from 2001 to 2002. Experian is a leading global provider of consumer and business credit information, direct marketing information services, and integrated customer relationship management processes. He also served on the Board of Directors of First American Real Estate Solutions, an Experian joint venture with First American Financial Corp. Mr. Antal earned a Bachelor of Science degree in Business Administration with an Accounting major from The Ohio State University in 1973. He became a Certified Public Accountant (Ohio) in 1975. Starting in 2002, Mr. Antal served as an advisor to the board of directors for Plexus Vaccine, Inc., a biotech company, until it was acquired by SIGA Technologies in 2004. In December 2004, he joined the SIGA board of directors, and also currently serves on its audit and corporate governance committees. From May 2004 to August 2005, he was engaged as the Chief Financial Advisor to the Black Mountain Gold Coffee Co. In July 2005, he joined Pathway Data Inc, a privately held company engaged in consumer credit notification and identity theft assistance services, as its part-time Chief Financial Officer.

  Paul E. DiCorleto, Ph.D. Dr. DiCorleto has served as one of our directors since 2004. He is the Chairman of the Lerner Research Institute of the Cleveland Clinic and Chairman of the Department of Molecular Medicine at the Case School of Medicine. Dr. DiCorleto received his undergraduate training in chemistry at Rensselaer Polytechnic Institute and his doctorate in biochemistry from Cornell University. Dr. DiCorleto’s research focuses on the molecular and cellular basis of atherosclerosis. He has been with the Cleveland Clinic since 1981, having served previously as Chairman of the Department of Cell Biology, as an Associate Chief of Staff, and as a member of the Clinic’s Board of Governors and Board of Trustees. Dr. DiCorleto is currently serving, as the most recent past president, on the Executive Committee of the North American Vascular Biology Organization, as chair of the Vascular Biology study section of the national American Heart Association, and as a member of the Association of American Medical Colleges’ Advisory Panel on Research.

  Michael Fonstein, Ph.D. Dr. Fonstein has served as our Chief Executive Officer, President, and as one of our directors since our inception in June 2003. He served as Director of the DNA Sequencing Center at the University of Chicago from its creation in 1994 to 1998, when he left to found Integrated Genomics, Inc. located in Chicago, Illinois. He served as CEO and President of Integrated Genomics from 1997 to 2003. Dr. Fonstein has won several business awards, including the Incubator of the Year Award from the Association of University Related Research Parks. He was also the winner of a coveted KPMG Illinois High Tech Award.

  Andrei Gudkov, Ph.D., D. Sci. Dr. Gudkov has served as one of our directors and as our Chief Scientific Officer since our inception in June 2003. Prior to 1990, he worked at The National Cancer Research Center in Moscow, where he led a broad research program focused on virology and cancer drug resistance. In 1990, he reestablished his lab at the University of Illinois at Chicago where he became a tenured faculty member in the Department of Molecular Genetics. His lab concentrated on the development of new functional gene discovery methodologies and the identification of new candidate cancer treatment targets. In 1999, he defined p53 as a major determinant of cancer treatment side effects and suggested this protein as a target for therapeutic suppression. In 2001, Dr. Gudkov moved his laboratory to the Lerner Research Institute at the Cleveland Clinic where he became Chairman of the Department of Molecular Biology and Professor of Biochemistry at Case Western Reserve University. Dr. Gudkov has agreed to become Senior Vice President of Research Programming and Development for Roswell Park Cancer Institute effective in May 2007. He will also become an employee of CBL at that time.

  Yakov Kogan, Ph.D. Dr. Kogan has served as one of our directors and as our Executive Vice President of Business Development since our inception in June 2003 and as Secretary since March 2006. From 2001 to 2004, as Director for Business Development at Integrated Genomics, Inc., he was responsible for commercial sales and expansion of the company’s capital base. Prior to his tenure in business development, Dr. Kogan worked as a Group Leader/Senior Scientist at Integrated Genomics and ThermoGen, Inc. and as Research Associate at the University of Chicago. Dr. Kogan holds a Ph.D. degree in Molecular Biology from VNII Genetica, as well as an M.S. degree in Biology from Moscow State University.

  H. Daniel Perez, M.D. Dr. Perez became a member of our board on July 20, 2006. Dr. Perez is currently a Venture Partner at Bay City Capital, LLC, a venture firm located in San Francisco. From 2001 until 2006, Dr. Perez was the President and CEO of Berlex Biosciences. He joined Berlex Biosciences in 1993. Berlex Biosciences combined biotechnology and pharmaceutical discovery and development technologies to deliver innovative treatments for cardiovascular, cancer and immuno-based disorders. He earned his undergraduate degree at Mariano Moreno School, Argentina and graduated from Buenos Aires University Medical School. After completing an internship and residency in internal medicine at Beth Israel Medical Center in New York, Dr. Perez was a Fellow in Rheumatology at New York University-Bellevue Medical Center. He served on the NYU faculty until he was recruited by the University of California at San Francisco (UCSF) Medical School to start the Rosalind Russell Arthritis Center at San Francisco General Hospital under the direction of Dr. Ira Goldstein. Dr. Perez is currently a Professor of Medicine at UCSF.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

DIRECTOR COMPENSATION

Currently, our independent directors, other than Dr. DiCorleto, are entitled to receive a payment of $25,000 per year and $2,500 for each meeting attended in excess of two throughout the year. For the partial year from July 20, 2006 (the effective date of our initial public offering) through December 31, 2006, we paid each of these three independent directors a fee of $12,500 for their services as director. In addition, we also granted to each of these three independent directors options to purchase 15,000 shares of Common Stock at our initial public offering price of $6.00 per share. All of those options vested immediately upon grant and are exercisable for ten years. Each of our independent directors is also reimbursed for reasonable out-of-pocket expenses incurred in attending Board of Directors or Board committee meetings. The total compensation of our non-employee directors for the year ended December 31, 2006 in their capacity as directors is shown in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Bernard L. Kasten	$12,500	-	$56,449	-	-	-	$68,949

H. Daniel Perez	$12,500	-	$56,449	-	-	-	$68,949

James J. Antal	$12,500	-	$56,449	-	-	-	$68,949

Paul E. DiCorleto	-	-	-	-	-	-	$0

Andrei Gudkov	-	-	-	-	-	-	$0

(1)
Messrs. Kasten, Perez, and Antal each held fully vested options to purchase 15,000 shares of Common Stock outstanding as of December 31, 2006. Award amounts are calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment.

Board Meetings— During the year ended December 31, 2006, the Board of Directors held three meetings. Each director attended at least 75% of the aggregate number of Board of Directors meetings held during the time he served as a director and at least 75% of the total number of Committee meetings on which he served that were held during 2006. Directors are expected to attend the Annual Meeting, absent unusual circumstances.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each comprised entirely of directors who are “independent” as that concept is defined in the corporate governance listing requirements of The NASDAQ Capital Market. Each Committee has a written charter that is posted on the Company’s website, www.cbiolabs.com, under the link “Investor Information.” Each of Messrs. Antal, Kasten, and Perez is independent under The NASDAQ Marketplace Rules and the Exchange Act. The members of the Audit Committee are Messrs. Antal (Chairperson), Kasten, and Perez. The members of the Compensation Committee are Messrs. Kasten (Chairperson), Antal, and Perez. The members of the Nominating and Corporate Governance Committee are Messrs. Kasten (Chairperson), Antal, and Perez. Executive sessions of the independent directors are to be held at least twice per year.

Audit Committee— The Audit Committee generally has direct responsibility and oversight for CBL’s accounting policies and internal controls, financial reporting practices, and legal and regulatory compliance. More specifically, the Audit Committee has responsibility to review and discuss the annual audited financial statements and disclosures with management and the independent auditor; review the financial statements and disclosures provided in CBL’s quarterly and periodic reports with management and the independent auditor; and oversee the external audit coverage, including appointment and replacement of the independent auditor and pre-approval of all audit and non-audit services to be performed by the independent auditor. The Board of Directors has determined that Mr. Antal is an “audit committee financial expert,” as that term is defined in the Securities and Exchange Commission (the “SEC”) rules adopted pursuant to the Sarbanes-Oxley Act. During the year ended December 31, 2006, the Audit Committee held one meeting. See “Report of the Audit Committee of the Board of Directors.”

Compensation Committee— The Compensation Committee determines and approves the compensation level of executive officers based on an evaluation of their performance in light of CBL’s goals and objectives. When determining the long-term incentive component of executive compensation, the Compensation Committee considers CBL’s performance and relative stockholder return, the value of similar incentive awards to executive officers in comparable positions at comparable companies, and awards given to executive officers in past years. The Compensation Committee makes recommendations to the full Board of Directors with respect to the adoption, amendment, termination, or replacement of both incentive-compensation plans and equity-based plans. The Compensation Committee has the power to retain professionals to assist in the evaluation of director and executive compensation, and has the sole authority to retain and terminate any such professional and to approve the professional’s fees. The Compensation Committee may also establish subcommittees of entirely independent directors to evaluate special or unique matters. During the year ended December 31, 2006, the Compensation Committee held one meeting.

Nominating and Corporate Governance Committee— The Nominating and Corporate Governance Committee generally has responsibility for identifying candidates who are eligible under the qualification standards set forth in CBL’s Corporate Governance Guidelines and recommending such eligible individuals to serve as members of the Board of Directors. It also makes recommendations to the Board of Directors concerning the structure and membership of other Board committees. The Nominating and Corporate Governance Committee is also charged with considering matters of corporate governance generally and reviewing and recommending to the Board of Directors, periodically, CBL’s corporate governance principles. During the year ended December 31, 2006, the Nominating and Governance Committee met informally, but did not convene a formal committee meeting due to the Company’s recent status as a public company.

Corporate Governance Guidelines— In May 2006, the Board of Directors adopted Corporate Governance Guidelines to assist the Board of Directors in fulfilling its responsibility to exercise its business judgment in what it believes to be the best interests of CBL’s stockholders. The Corporate Governance Guidelines are posted on the Company’s website, www.cbiolabs.com, under the link “Investor Information.”

Code of Ethics for Senior Executives and Code of Conduct— In May 2006, the Board of Directors adopted a Code of Ethics for Senior Executives that is specifically applicable to its executive officers and senior financial officers, including its principal executive officer and its principal financial officer. The Code of Ethics for Senior Executives is posted on the Company’s website, www.cbiolabs.com, under the link “Investor Information.” CBL has also adopted a Code of Conduct in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. The Code of Conduct is applicable to all of CBL’s employees, officers and directors, and is posted on the Company’s website, www.cbiolabs.com, under the link “Investor Information.”

Nominating Procedures— As described above, the Company has a standing Nominating and Corporate Governance Committee and its charter is posted on the Company’s website, www.cbiolabs.com, under the link “Investor Information.”

The Nominating and Corporate Governance Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of directors with a variety of experience and backgrounds, who have high-level managerial experience in a complex organization, and who represent the balanced interest of stockholders as a whole rather than those of special interest groups. Other important factors in Board composition include strength of character, mature judgment, specialized expertise, relevant scientific and technical skills, diversity, level of education, broad-based business acumen, experience and understanding of strategy and policy-setting and the extent to which the candidate would fill a present need on the Board. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating and Corporate Governance Committee.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Nominating and Corporate Governance Committee or stockholder-recommended nominee. However, the Nominating and Corporate Governance Committee does believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with their performance as a director. In the case of current Directors being considered for renomination, the Nominating and Corporate Governance Committee will also take into account the director’s history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and participation in such meetings.

The Nominating and Corporate Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the proposal. The Nominating and Governance Committee has the authority under its charter to hire consultants or search firms to assist in the process of identifying and evaluating candidates. Candidates are recommended to the Board of Directors after consultation with the Chairman of the Board.

Stockholders who wish to suggest qualified candidates should write to the Office of the Secretary, Cleveland BioLabs, Inc., 11000 Cedar Avenue, Suite 290, Cleveland, Ohio 44106 specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Nominating and Corporate Governance Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein under “Miscellaneous and Other Matters.”

Communications with the Board of Directors— Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to CBL Board of Directors, c/o Office of the Secretary, 11000 Cedar Avenue, Suite 290, Cleveland, Ohio 44106. The Office of the Secretary will receive the correspondence and forward it to the Director or Directors to whom the communication is addressed. From time to time, the Board of Directors may change the process or means by which stockholders may communicate with the Board or its members. Please refer to CBL’s website, www.cbiolabs.com, for any changes in this process.

Transactions with Related Parties— Pursuant to the Company’s Code of Conduct, the Audit Committee must approve in advance any transaction that could involve an actual, potential or perceived conflict of interest, including transactions where employees or directors have a substantial financial interest in a competitor, customer or supplier of the Company, or where gifts or loans of value in excess of $200 are received in a year from suppliers, customers or competitors of CBL. The policy also requires disclosure or approval where an employee or director owns a substantial interest in an entity that has a prospective business relationship with, or is a competitor of, CBL.

On or around May 31, 2006, we entered into a Collaboration Agreement with one of our stockholders, ChemBridge Corporation, which at the time beneficially owned approximately 6.12% of our Common Stock, whereby the parties agreed to collaborate on efforts to research and develop pharmaceutical compounds targeting renal cell carcinoma (a highly fatal form of kidney cancer) and other cancers. The financial commitment from each party depends on the success of each step of the project.

Pursuant to our existing license agreement with The Cleveland Clinic Foundation (“CCF”), we had accrued as of December 31, 2006, $50,000 in milestone payments, which amount is payable in 2007. Since our inception, we have subcontracted with CCF for grants, and lab and other services, in the approximate amount of $1,669,000.

As set forth in detail under Proposal 3 below, the private placement involved the issuance of securities to affiliated entities (SSC and SEP) that collectively owned more than 10% of the Company’s outstanding Common Stock prior to the private placement. In addition, SSC’s role as Agent in the private placement along with SEP’s role as a Buyer, presented a potential conflict of interest. As such, it was subject to a detailed review, and subsequent approval by both the Audit Committee and our Board of Directors.

Founders— On June 5, 2003, in connection with the formation of the Company, an aggregate of 3,993,200 shares of Common Stock were issued to our five founders in consideration of their knowledge and expertise, as follows:

Name	Number of Shares
Andrei Gudkov	1,579,400
Michael Fonstein	1,311,200
Yakov Kogan	715,200
Elena Feinstein	268,200
Veronika Vonstein	119,200

In August 2004, Veronika Vonstein sold all 119,200 of her shares back to us, effectively terminating her relationship with us to pursue outside opportunities. In August 2004, Andrei Gudkov sold 29,800 shares back to us to maintain the proper percentage ownership as decided by the founders as a group.

EXECUTIVE OFFICERS

Set forth below is a table identifying the executive officer of CBL who is not identified in the table entitled “Election of Directors—Nominees.”

Name	Age	Position
John A. Marhofer, Jr.	44	Chief Financial Officer

John (Jack) A. Marhofer, Jr., CMA, CFM Mr. Marhofer joined us as Controller and General Manager in February 2005 and was subsequently appointed to be our Chief Financial Officer in August 2005. He was Corporate Controller of Litehouse Products, Inc. from June 2001 to February 2005. Mr. Marhofer earned his Bachelor of Science in Accounting and Marketing from Miami University in Ohio in 1984, and his Masters in Business Administration in Finance from Akron University in Ohio in 1997, where he was named to the National Honor Society of the Financial Management Association.

The Board of Directors elects officers annually and such officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of CBL.

Section 16(a) Beneficial Ownership Reporting Compliance— Section 16 of the Exchange Act requires CBL’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the forms it has received, CBL believes that, during 2006, all Section 16 filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons, except that Form 3 filings for each of CBL’s officers, directors and greater than 10% beneficial owners other than Dr. Fonstein and SEP were not timely filed due to technical delays associated with obtaining the appropriate filing codes prior to our initial public offering. Such filings were made promptly after the technical delays were resolved.

EXECUTIVE COMPENSATION

The following table provides information concerning compensation for services rendered to us for the year ended December 31, 2006, paid to Michael Fonstein, who served as our principal executive officer, and our two most highly compensated executive officers (other than the principal executive officer), Messrs. Kogan and Marhofer (collectively, the “Named Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non- Equity Incentive Plan Compens- ation ($)	Non- Qualified Deferred Compens -ation Earnings ($)	All Other Compens- ation ($)		Total

Michael Fonstein Chief Executive Officer	2006 2005	191,667 155,000	35,375 -	- -	- -	- -	- -	- -		227,042 155,000	(3)

Yakov Kogan Executive Vice President	2006 2005	166,667 143,725	34,500 -	- -	- -	- -	- -	48,855 -	(4)	250,022 143,725

John A. Marhofer, Jr. Chief Financial Officer	2006 2005	90,000 64,460	17,750 558	- -	49,559 18,552	- -	- -	- -		157,309 83,571

(1)	Bonuses earned in a given year are paid during the current and the next year. For example, the bonuses indicated as earned in respect of 2006 were paid in September of 2006 and January of 2007.

(2)	Option award amounts are calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment.

(3)	Total compensation figure does not include reimbursements for commuting from primary residence in Chicago, Illinois of $9,083 for 2006 and $9,922 for 2005.

(4)	Represents tuition reimbursement for masters in business administration program.

CBL entered into employment agreements dated as of August 1, 2004 with each of Michael Fonstein, CBL’s Chief Executive Officer, and Yakov Kogan, CBL’s Executive Vice President. For the year ended December 31, 2006, Dr. Fonstein’s annual base salary was $191,667 and Dr. Kogan’s annual base salary was $166,667. These agreements have three-year initial terms and are renewed pursuant to their terms for successive one-year periods, unless earlier terminated in accordance with their terms. If either executive is terminated by CBL without cause as described in the agreements, he would be entitled to severance pay equal to nine months of his annual salary. The agreements also contain confidentiality, assignment of inventions, non-competition and non-solicitation provisions to help protect the value of CBL’s intellectual property. Mr. Marhofer does not have an employment agreement.

On April 6, 2007, the Compensation Committee of the Board of Directors of CBL approved the payment of cash bonuses and the issuance of stock options to Messrs. Fonstein, Gudkov, Kogan, and Marhofer. The cash bonuses, consisting of $40,000 to each individual, were paid in April 2007. The stock options vested immediately and provide the right to purchase the Company’s Common Stock at an exercise price of $8.36 per share, the market price of our Common Stock on the day of the grant. Messrs. Fonstein, Gudkov, and Kogan each received 37,500 stock options, and Mr. Marhofer received 25,000 options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Below is information relating to unexercised options held by John A. Marhofer, Jr., our Chief Financial Officer, as of December 31, 2006. No other Named Officer held any unexercised options or unvested stock as of such date.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

John A. Marhofer, Jr.	5,000 11,592	15,000 11,592	- -	4.50 0.67	2/28/2016 6/30/2015

The vesting dates for the option awards in the table above are as follows:

Options to acquire 20,000 shares of Common Stock expiring on 2/28/2016:

Options to acquire 5,000 shares of Common Stock immediately vested on grant date of 3/1/2006
Options to acquire 5,000 shares of Common Stock vest on 3/1/2007
Options to acquire 5,000 shares of Common Stock vest on 3/1/2008
Options to acquire 5,000 shares of Common Stock vest on 3/1/2009

Options to acquire 23,184 shares of Common Stock expiring on 6/30/2015:

Options to acquire 5,796 shares of Common Stock immediately vested on grant date of 7/1/2005
Options to acquire 5,796 shares of Common Stock vested on 7/1/2006
Options to acquire 5,796 shares of Common Stock vest on 7/1/2007
Options to acquire 5,796 shares of Common Stock vest on 7/1/2008

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Board of Directors maintains an Audit Committee comprised of three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the committee, and any relationships they may have with CBL that might affect their independence from CBL, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current members of the Audit Committee are “independent” as that concept is defined in The NASDAQ Marketplace Rules, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Antal qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.

The members of the Audit Committee are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves in a board-level oversight role in which it provides advice, counsel and direction to management and the auditors based on the information it receives, on discussions with management and the auditors, and on the members of the Audit Committee’s experience in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisors, apart from counsel or advisors hired by management, as it determines appropriate, including experts in particular areas of accounting. Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. CBL’s independent auditors are responsible for expressing an opinion on the conformity of CBL’s audited financial statements to generally accepted accounting principles in the United States.

The Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	Reviewed and discussed the audited financial statements with management;

(2)
Discussed with Meaden & Moore, Ltd. the matters required to be discussed by Statement on Auditing Standards No. 61, including the auditor’s judgments about the quality of the Company’s critical accounting policies and practices; and

(3)
Received and reviewed the written disclosures and the letters from Meaden & Moore, Ltd. required by Independence Standards Board Standard No. 1 and discussed with Meaden & Moore any relationships that may impact Meaden & Moore’s objectivity or independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as filed with the SEC on March 29, 2007.

AUDIT COMMITTEE
James J. Antal (Chairperson)
Bernard L. Kasten
H. Daniel Perez

Principal Accountant Fees and Services

Meaden & Moore, Ltd. acts as the principal auditor for us and also provides certain audit-related services. We have entered into an engagement agreement with Meaden & Moore that sets forth the terms by which Meaden & Moore will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. RSM McGladrey performs tax services for us.

On May 25, 2005, we engaged Meaden & Moore as our independent accountants. Meaden & Moore replaced our previous accountants, Hausser & Taylor, LLC. Hausser & Taylor, which had audited our financial statements for the years ending December 31, 2003 and 2004, had been engaged in late May 2005 to reissue their opinion specifically to remove the going concern clause as a result of our $6 million Series A Preferred Stock financing. During the course of that engagement, Hausser & Taylor notified us that as a result of their having provided assistance to management in the drafting of notes to the financial statements, they could not satisfy the independence requirement of the SEC. Meaden & Moore reaudited our financial statements for the years ended December 31, 2003 and 2004. The change in accountants was approved by our Board of Directors.

During the period from the date of Hausser & Taylor’s audit of our financial statements for the year ended December 31, 2003 through May 25, 2005, there were no disagreements with Hausser & Taylor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Hausser & Taylor would have caused them to make reference to the disagreement in their report on our financial statements for those periods.

The Audit Committee pre-approves all services provided by Meaden & Moore to us. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The fees for the services provided by Meaden & Moore to us are set forth below:

Audit Fees

Audit Fees were $66,500 for the year ended December 31, 2006 and were $50,235 ($21,000 for Meaden & Moore and $29,235 for Hausser & Taylor) for the year ended December 31, 2005. Audit Fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, statutory audits, consultation regarding financial accounting and/or reporting standards and filings with the SEC.

Audit-Related Fees

There were no fees billed by Meaden & Moore for Audit-Related Fees during the years ended December 31, 2006 and December 31, 2005.

Tax Fees

Tax Fees were $8,080 and $2,810 for the years ended December 31, 2006, and December 31, 2005, respectively. Tax Fees consisted of all services performed by the independent auditor’s tax personnel, except those related to the audit of financial statements, and included tax compliance, tax consulting, tax planning and non-recurring projects.

Other Fees

There were no fees billed by Meaden & Moore for Other Fees during the years ended December 31, 2006, and December 31, 2005.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following tables set forth information with respect to the beneficial ownership of Common Stock and Series B Preferred, our two classes of voting stock, as of March 30, 2007, by (i) each person or entity known by CBL to own beneficially more than 5% of the outstanding shares of Common Stock or Series B Preferred, (ii) each CBL director, (iii) each CBL executive officer, and (iv) all Company executive officers and directors as a group. Beneficial ownership percentages are based on

•	11,889,099 shares of Common Stock outstanding, and

•	4,579,010 shares of Series B Preferred outstanding, each as of March 30, 2007.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants or conversion rights held by that person (including, without limitation the Series B Preferred and the Warrants) that are currently exercisable or will become exercisable within 60 days after March 30, 2007 are deemed outstanding. These shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, to the Company’s knowledge, each person or entity has sole voting power and dispositive control over the shares shown as owned.

COMMON STOCK

Name and Address	Number of Shares of Registrant Common Stock Beneficially Owned		Percentage of Class Beneficially Owned

Directors and Executive Officers
Bernard L. Kasten	15,000	(3)	*
Director, Chairman of the Board
James J. Antal	15,000	(2)	*
Director
Paul E. DiCorleto	0		0%
Director
Michael Fonstein	1,311,200		11.03%
Director, CEO & President
Andrei Gudkov	1,549,600	(1)	13.03%
Director, Chief Scientific Officer
Yakov Kogan	715,200		6.02%
Director, Executive Vice President of Business Development, Secretary
H. Daniel Perez	15,000	(4)	*
Director
John A. Marhofer, Jr.	21,592	(5)	*
Chief Financial Officer

All directors and officers as a group (eight people)	3,642,592		30.47%

5% Stockholders
The Cleveland Clinic Foundation(6)	1,341,000	(7)	11.28%
ChemBridge Corporation(8)	622,224	(9)	5.12%
Sunrise Equity Partners, LP(10)	1,436,548	(11)	12.08%
Sunrise Securities Corp.(12)	1,436,548	(11)	12.08%

* Less than 1%.

(1) On November 30, 2004, Dr. Gudkov entered into a voting agreement with the Cleveland Clinic whereby he irrevocably granted the Cleveland Clinic the right to vote all of his shares. On April 18, 2006, the Cleveland Clinic and Dr. Gudkov agreed to rescind that voting agreement effective as of November 30, 2004, such that Dr. Gudkov retains his rights to vote all of his shares.

(2) Includes options to purchase 15,000 shares of Common Stock, which are exercisable within 60 days of March 30, 2007.

(3) Includes options to purchase 15,000 shares of Common Stock, which are exercisable within 60 days of March 30, 2007.

(4) Includes options to purchase 15,000 shares of Common Stock, which are exercisable within 60 days of March 30, 2007.

(5) Includes options to purchase 21,592 shares of Common Stock, which are exercisable within 60 days of March 30, 2007.

(6) 9500 Euclid Avenue, Cleveland, Ohio 44195.

(7) The Cleveland Clinic Foundation is an Ohio non-profit corporation. The power to dispose of and vote these shares is controlled by corporate governance procedures pursuant to the Code of Regulations adopted by The Cleveland Clinic Foundation. Pursuant to these Regulations, the power to dispose of these shares is vested with the Board of Trustees and the power to vote these shares is vested in the (i) Chairman of the Board of Trustees, currently A. Malachi Mixon, II, (ii) President of the Board of Trustees, currently Delos M. Cosgrove, M.D., (iii) Vice President of the Board of Trustees, currently Stephen R. Hardis, and (iv) Vice Chairman of the Board of Trustees, which office is currently vacant. Any vote so exercised by these officers is deemed to have been exercised by and on behalf of The Cleveland Clinic Foundation.

(8) 16981 Via Tazon, Suite G, San Diego, California 92127.

(9) Includes 357,600 shares of Common Stock and 264,624 shares of Common Stock underlying a warrant, which is currently exercisable. Eugene Vaisberg, the Chairman and CEO of ChemBridge Corporation, is the majority owner of ChemBridge Corporation and has the power to vote and dispose of securities owned by ChemBridge Corporation. Accordingly, he may be deemed to beneficially own the securities owned by ChemBridge Corporation. Mr. Vaisberg disclaims any beneficial ownership of the securities owned by ChemBridge Corporation.

(10) 641 Lexington Ave., 25th Floor, New York, New York 10022.

(11) Information shown is based on amendment to Schedule 13G filed by Sunrise Equity Partners, LP and Sunrise Securities Corp. with the SEC on January 19, 2007. Includes in the aggregate 1,185,962 shares of Common Stock owned by Sunrise Equity Partners, LP, and 250,586 shares of Common Stock owned by Sunrise Securities Corp. Level Counter LLC is the general partner of Sunrise Equity Partners, LP. The three managing members of Level Counter LLC are Nathan Low, the sole stockholder of Sunrise Securities Corp. and its president, Amnon Mandelbaum, one of the Managing Directors of Investment Banking at Sunrise Securities Corp., and Marilyn Adler, who is otherwise unaffiliated with Sunrise Securities Corp., and a unanimous vote of all three persons is required to dispose of the securities of Sunrise Equity Partners, LP. Accordingly, each of such persons may be deemed to have shared beneficial ownership of the securities owned by Sunrise Equity Partners, LP. Such persons disclaim such beneficial ownership. As a result of the relationship of Mr. Low and Mr. Mandelbaum to Sunrise Securities Corp., Sunrise Equity Partners, LP may be deemed to beneficially own the securities owned by Sunrise Securities Corp. and/or Sunrise Securities Corp. may be deemed to beneficially own the securities owned by Sunrise Equity Partners, LP. Sunrise Equity Partners, LP disclaims any beneficial ownership of the securities owned by Sunrise Securities Corp. and Sunrise Securities Corp. disclaims any beneficial ownership of the securities owned by Sunrise Equity Partners, LP. Does not include Series B Preferred convertible into 600,000 shares of Common Stock or Series B Warrants to purchase approximately 300,000 shares of Common Stock purchased by Sunrise Equity Partners, LP in the private placement, or Series B Preferred convertible into 290,298 shares of Common Stock, Series B Warrants to purchase an aggregate of approximately 145,149 shares of Common Stock, and Series C Warrants to purchase approximately 267,074 shares of Common Stock issued to Sunrise Securities Corp. for its services as Agent in the private placement. None of the Series B Preferred, Series B Warrants, and Series C Warrants acquired by Sunrise Equity Partners, LP and Sunrise Securities Corp. in the private placement are convertible or exercisable, as the case may be, into shares of Common Stock within 60 days of March 30, 2007.

(12) 641 Lexington Ave., 25th Floor, New York, New York 10022.

SERIES B PREFERRED

Name and Address	Number of Shares of Registrant Series B Preferred Beneficially Owned			Percentage of Class Beneficially Owned

5% Stockholders
Iroquois Master Fund Ltd.(1)	250,000		(2)	5.46%
JMG Capital Partners, LP(3)	280,000		(4)	6.11%
Perceptive Life Sciences Master Fund, Ltd(5)	392,142		(6)	8.56%
SF Capital Partners Ltd.(7)	354,000		(8)	7.73%
Enable Growth Partners, L.P.(9)	425,000	(1	0)	9.28%
Sunrise Equity Partners, LP(11)	600,000	(1	2)	13.10%

(1) 641 Lexington Ave., 26th Floor, New York, New York 10022.

(2) Includes 250,000 shares of Eligible Series B Preferred.

(3) 11601 Wilshire Blvd., Suite 2180, Los Angeles, California 90025.

(4) Includes 280,000 shares of Eligible Series B Preferred.

(5) 850 Third Ave., 21st Floor, New York, New York 10022.

(6) Includes 285,000 shares of Eligible Series B Preferred.

(7) c/o Stark Offshore Management LLC, 3600 South Lake Drive, St. Francis, Wisconsin 53235.

(8) Includes 354,000 shares of Eligible Series B Preferred.

(9) One Ferry Building, Suite 255, San Francisco, California 94111.

(10) Includes 0 shares of Eligible Series B Preferred.

(11) 641 Lexington Ave., 25th Floor, New York, New York 10022.

(12) Includes 0 shares of Eligible Series B Preferred.

PROPOSAL 2
RATIFICATION OF AUDITOR

The Audit Committee of the Board of Directors has appointed Meaden & Moore, Ltd., independent registered public accountants, as the independent auditor of CBL’s financial statements for the year ending December 31, 2007.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of CBL and its stockholders.

Meaden & Moore, Ltd. has been CBL’s independent registered public accounting firm since May 2005. Representatives of Meaden & Moore, Ltd. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR the appointment of Meaden & Moore, Ltd. as the independent auditor of CBL’s financial statements for the year ending December 31, 2007.

PROPOSAL 3
APPROVAL OF ISSUANCE OF COMMON STOCK ISSUABLE UPON CONVERSION
OF SERIES B PREFERRED OR EXERCISE OF SERIES B
WARRANTS AND SERIES C WARRANTS

On March 16, 2007, we sold approximately $30 million worth of Series B Preferred and Series B Warrants to purchase Common Stock to various accredited investors. As compensation for services rendered in the private placement, we also issued to the Agents in the transaction additional Series B Preferred, as well as additional Series B Warrants and Series C Warrants to purchase Common Stock.

The Series B Preferred are convertible into shares of our Common Stock at an initial conversion price of $7.00 per share. At this initial conversion price, one share of Series B Preferred can be converted into one share of Common Stock. The Series B Warrants are exercisable at an exercise price of $10.36 per share, and the Series C Warrants are exercisable at an exercise price of $11.00 per share. The conversion price of the Series B Preferred and the exercise prices of the Series B Warrants and the Series C Warrants are subject to anti-dilution adjustments that could have the effect of increasing the total number of shares of Common Stock issuable upon their conversion or exercise.

As of the date of the Purchase Agreement, and without taking into account any anti-dilution or other adjustments, upon stockholder approval, a total of up to 7,211,612 shares of Common Stock may be issued upon conversion of the Series B Preferred or exercise of the Warrants:

•
The Series B Preferred issued in the private placement are convertible into a total of 4,579,010 shares of Common Stock; provided, however, that 2,203,010 of those shares of Common Stock are not issuable until stockholder approval is obtained;

•
The Series B Warrants issued in the private placement are exercisable for a total of 2,365,528 shares of Common Stock; provided, however, that 1,177,528 of those shares of Common Stock are not issuable until stockholder approval is obtained; and

•
The Series C Warrants issued in the private placement are exercisable for a total of 267,074 shares of Common Stock; provided, however, that none of those shares of Common Stock are issuable until stockholder approval is obtained.

Our Common Stock is listed on The NASDAQ Capital Market and is subject to The NASDAQ Marketplace Rules. The listing requirements under those rules require stockholder approval for private placements of securities that are convertible into, or exercisable for, 20% or more of an issuer’s outstanding listed securities prior to the private placement. To ensure compliance with The NASDAQ Marketplace Rules, the total number of shares of our Common Stock that are issuable upon conversion or exercise, as applicable, of the Series B Preferred, Series B Warrants and Series C Warrants is limited as set forth above.

We are therefore seeking stockholder approval of the issuance of shares of our Common Stock

•	upon conversion of the Series B Preferred;

•	upon exercise of the Series B Warrants; and

•	upon exercise of the Series C Warrants.

For your consideration of Proposal 3, a description of the material terms of the private placement is set forth below to provide you with basic information concerning the private placement. However, the description below is not a substitute for reviewing the full text of the referenced documents, which were attached as exhibits to the Company’s Current Report on Form 8-K as filed with the SEC on March 19, 2007, and are available upon written request to the Secretary of the Company at its headquarters.

Overview

On March 16, 2007, the Company entered into the Purchase Agreement with the Buyers, pursuant to which the Company agreed to sell to the Buyers, in a private placement, Series B Preferred convertible into an aggregate of approximately 4,288,712 shares of Common Stock, and Series B Warrants to purchase approximately 2,144,356 shares of Common Stock, in each case assuming stockholder approval is received. The transactions contemplated by the Purchase Agreement were consummated on March 16, 2007.

In connection with the private placement, the Company:

•
filed a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock on March 16, 2007 (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, in order to designate and establish the shares of Series B Preferred;

•
entered into a Registration Rights Agreement with the Buyers on March 16, 2007, pursuant to which the Company agreed to register for resale with the SEC the shares of Common Stock issuable pursuant to the private placement;

•	issued to the Agents Series B Preferred, Series B Warrants, and Series C Warrants as compensation for the services of the Agents in the private placement; and

•
entered into a Voting Agreement with stockholders beneficially owning more than 5% of its outstanding Common Stock (Michael Fonstein, Andrei Gudkov, Yakov Kogan, The Cleveland Clinic Foundation, ChemBridge Corporation, and SEP, along with SSC), dated March 16, 2007 (the “Voting Agreement”), pursuant to which the stockholders agreed to vote all of their shares in favor of the issuance of all of the Common Stock issuable upon conversion of the Series B Preferred and exercise of the Warrants.

The shares subject to the Voting Agreement, together with the shares of Eligible Series B Preferred, accounted for approximately 63% of all votes entitled to be cast as of the Record Date, and are sufficient to approve Proposal 3, even if no other shares are voted in favor of it.

The aggregate purchase price paid by the Buyers for the Series B Preferred and Series B Warrants was approximately $30,000,000. After related fees and expenses, the Company received net proceeds of approximately $29,000,000.

The Company entered into the private placement for a variety of reasons. Our management reviewed our short-term and long-term capital requirements, including projected costs associated with clinical trials for our existing compounds and other opportunities to develop our product compounds. Our management determined, after reviewing the Company’s capital requirements, that additional capital was necessary for us to pursue our research, development, clinical and regulatory objectives, and sought to explore financing alternatives.

Over the course of a few months, management explored and evaluated several financing options, including various financing structures. Our management ultimately determined that the private placement was the best available alternative and would provide the necessary capital to pursue the Company’s short-term and long-term strategic goals. Because SSC served as lead placement agent for the private placement and its affiliate SEP was a Buyer, prior to authorizing management to negotiate definitive terms, our Board of Directors consulted with a third party financial advisor and reviewed other information regarding transactions of this nature. The Board of Directors directed management to take into account some of this information in negotiating with the Buyers. The Board also took into consideration, in light of the Company’s capital requirements, the likelihood and timing of consummating this or similar transactions. Only after satisfying itself that the terms of the private placement were reasonable, usual and customary, and also in the best interests of the Company and its stockholders, did the Board of Directors authorize management to proceed to consummation of the transaction.

Series B Preferred

To designate and establish the shares of Series B Preferred, the Company filed its Certificate of Designations on March 16, 2007 with the Secretary of State of the State of Delaware.

Dividends

The holders of Series B Preferred are entitled to an annual cash dividend of 5% of the outstanding Series B Preferred amount payable in semi-annual installments. Upon the occurrence of a Triggering Event (defined below), the dividend rate will increase to 10% per annum until the Triggering Event is cured.

Conversion

Shares of the Series B Preferred are convertible at the holder's election into shares of Common Stock at the conversion rate, which is the quotient of (1) the conversion amount, divided by (2) the conversion price; provided, however, that Series B Preferred convertible into approximately 2,203,010 shares of Common Stock issued in the private placement are not convertible until stockholder approval is obtained. The Series B Preferred have a conversion amount equal to $7.00 per share and an initial conversion price of $7.00 per share, which initially yields a conversion rate of one share of Series B Preferred for one share of Common Stock, but is subject to anti-dilution provisions as discussed below.

The Series B Preferred are convertible at the Company's election into shares of Common Stock at the conversion rate at any time after the six month anniversary of the effectiveness of a registration statement filed pursuant to the Registration Rights Agreement if, among other things, the closing sale price of the Company's Common Stock exceeds $20.00 per share for 30 consecutive trading days and the average daily trading volume of the Company’s Common Stock during that 30-trading day period exceeds 100,000 shares.

Maturity

The Series B Preferred mature on September 16, 2009; upon maturity, the Company may, by giving each holder proper written notice, elect either to redeem any outstanding Series B Preferred (plus accrued dividends) in cash or, if the “Equity Conditions” have been satisfied or waived, convert any outstanding Series B Preferred into shares of Common Stock at the existing conversion rate.

The Equity Conditions are satisfied if:

•	during the preceding three-month period

•
the registration statement required to be filed pursuant to the registration rights agreement has been effective and available for resale of the securities registered thereunder, and the Company has no knowledge of any fact that would cause the registration statement not to be effective or available, or

•
all shares of Common Stock issuable upon conversion of the Series B Preferred or exercise of the Warrants are available for resale without restriction or registration under applicable state and federal securities laws, and the Company has no knowledge of any facts that would cause such shares not to be so available;

•
during the preceding three-month period, the Common Stock is designated for trading on The NASDAQ Capital Market or such other eligible market and has not been subject to suspensions from trading (other than suspensions of two days or less due to business announcements by the Company) or to proceedings for delisting;

•
during the preceding three-month period, the Company shall have converted Series B Preferred into shares of Common Stock or exercised Warrants for shares of Common Stock in a timely manner as required by the terms of those securities;

•
any issuances of shares of Common Stock can be made without violating the rules and regulations of the market on which the Company’s Common Stock is listed, and without violating provisions of the Certificate of Designations limiting issuances of Common Stock equal to or greater than 20% of the Company’s outstanding listed securities prior to the private placement without stockholder approval;

•
during the preceding three-month period, the Company has not publicly announced a fundamental transaction that has not been abandoned, terminated or consummated and there has not been a “Triggering Event” (as defined below);

•
the Company shall not have breached any representation, warranty or covenant set forth in the private placement transaction documents, other than any breach that would not have a material adverse effect or if the breach is cured within 20 days after notice of the breach; and

•	if the relevant date of determination is after June 20, 2007, approval of the stockholders (as contemplated herein) has been obtained.

Redemption

Any holder of the Series B Preferred may require the Company to redeem all or a portion of its Series B Preferred shares if the Company (each, a “Triggering Event”):

•
fails to convert Series B Preferred within 10 business days of the request for conversion or provides written notice to a Series B Preferred holder, including through a public announcement, of its refusal to comply with a request for conversion;

•
fails to pay any Series B Preferred holder any amounts payable in connection with the private placement within 10 business days of the due date for payment (e.g., cash damages for failure to convert within three business days of a request for conversion);

•
is, or one of its significant subsidiaries (as defined by SEC rules and regulations) is, subject to entry of a decree or order for relief or judgment pursuant to bankruptcy, insolvency, reorganization or similar proceeding or appointing a custodian, receiver, liquidator or similar official;

•
declares or files for bankruptcy, insolvency, reorganization or similar proceeding or seeks appointment of a custodian, receiver, liquidator or similar official or one of its significant subsidiaries declares or files for bankruptcy, insolvency, reorganization or similar proceeding or seeks appointment of a custodian, receiver, liquidator or similar official;

•
incurs a final judgment against it or any of its subsidiaries in excess of $250,000, which is not bonded, discharged or stayed pending appeal within 90 days after entry (provided that any judgment that is covered by insurance or indemnity from a creditworthy party will not be included in calculating the $250,000 amount if the Company notifies the holders of that coverage and the proceeds of the insurance or indemnity will be received within 30 days of the judgment); or

•
breaches any representation, warranty or covenant in any of the documents entered into in connection with the private placement contemplated by the Purchase Agreement unless the breach or the event or condition giving rise to the breach would not have a material adverse effect or the breach is cured within 20 days after notice of the breach is given to the Company by the holder.

A holder who elects redemption in this situation is entitled to receive the greater of (a) up to 110% of the stated amount of the shares to be redeemed plus accrued dividends and (b) (i) the closing sale price of the Common Stock on (x) the day before the event giving rise to the redemption right, (y) the day after the event giving rise to the redemption or (z) the day the holder gives notice of redemption (whichever of the three is greatest) multiplied by (ii) the conversion rate at the time of such notice.

A holder of the Series B Preferred may also require the Company to redeem all or a portion of its shares if the Company enters into a change of control transaction, such as a merger or a sale of substantially all of the Company’s assets. A holder who elects redemption in this situation is entitled to receive the greater of (a) up to 110% of the stated amount of the shares to be redeemed plus accrued dividends and (b) (i) the quotient of (x) the closing sale price of the Common Stock on (A) the day before announcement of the proposed change of control, (B) the day after announcement of the proposed change of control or (C) the day immediately prior to consummation of the change of control (whichever of the three is greatest) divided by (y) the conversion price, multiplied by (ii) the stated amount to be converted.

Notwithstanding the conversion rights of the holders of Series B Preferred and the Company, the Company may not issue any shares of Common Stock upon conversion of any Series B Preferred if the conversion would either (1) cause the Company to issue a number of shares of Common Stock that would exceed the number of shares of Common Stock that the Company could issue under the rules and regulations of the exchange on which those shares are traded (which currently, under The NASDAQ Marketplace Rules, is 20% of the Company's outstanding shares of Common Stock prior to the private placement) until such time as the Company receives the approval of its stockholders as contemplated hereby, or (2) cause the applicable holder and its affiliates to beneficially own a number of shares of Common Stock that exceeds 9.99% of the number of shares of Common Stock outstanding after giving effect to the conversion. The Company’s compliance with The Nasdaq Marketplace Rules is addressed in the Certificate of Designations, which mandates that until stockholder approval is obtained, no Buyer shall be issued shares of Common Stock upon conversion of Series B Preferred or exercise of Warrants that, in the aggregate, are greater than the product of (i) 2,377,819 (equal to approximately 19.99% of the Company’s total outstanding Common Stock prior to the private placement) and (ii) a fraction, (x) the numerator of which is the number of shares of Common Stock underlying the Series B Preferred and Warrants issued to such Buyer, and (y) the denominator of which is 3,564,000 (the sum of the 2,376,000 shares of Common Stock into which the Series B Preferred are currently convertible and the 1,188,000 shares of Common Stock for which the Series B Warrants are exercisable any time on or after September 16, 2007 until expiration).

Series B Warrants

The Series B Warrants have a five-year term and an exercise price of $10.36, the closing bid price on the day prior to the Purchase Agreement. The exercise price and shares issuable pursuant to the Series B Warrants are subject to adjustment in the event certain anti-dilution provisions are triggered as discussed below. The Series B Warrants are exercisable for cash; provided, however, that if the registration statement to be filed pursuant to the Registration Rights Agreement described below is not effective and available to a holder of Series B Warrants when required to be effective and available, the Series B Warrants may be exercised via cashless exercise.

The holders of Series B Warrants may exercise them at any time on or after September 16, 2007 until expiration; provided, however, that Series B Warrants exercisable for approximately 1,177,528 shares of Common Stock are not exercisable until stockholder approval is obtained. The Company may require any or all of the holders of Series B Warrants to exercise their Series B Warrants if the closing sale price of the Common Stock is equal to or greater than $30.00 per share for 30 consecutive trading days and the Equity Conditions have been satisfied or waived.

Notwithstanding the exercise rights of the holders of Series B Warrants and the Company, the Company may not issue any shares of Common Stock upon exercise of any Series B Warrant if the exercise would either (1) cause the Company to issue a number of shares of Common Stock that would exceed the number of shares of Common Stock that the Company could issue under the rules and regulations of the exchange on which those shares are traded, until such time as the Company receives the approval of its stockholders as contemplated hereby, or (2) cause the applicable holder to beneficially own a number of shares of Common Stock that exceeds 9.99% of the number of shares of Common Stock outstanding after giving effect to the exercise.

Registration Rights Agreement

In connection with the Purchase Agreement, the Company also entered into a Registration Rights Agreement with the Buyers, dated as of March 16, 2007. Under the Registration Rights Agreement, the Company granted the Buyers certain registration rights with respect to Common Stock issuable upon conversion of the Series B Preferred or exercise of the Series B Warrants or the Series C Warrants. On or prior to June 14, 2007, the Company is required to prepare and file with the SEC a registration statement on Form S-3, or on another appropriate form, covering the resale of all of the shares of Common Stock issuable upon conversion of the Series B Preferred and upon exercise of the Warrants, subject to any limitations imposed by the SEC.

Placement Agents and Series C Warrants

SSC, Reedland Capital Partners, an Institutional Division of Financial West Group (“Reedland”), and Basic Investors, Inc. (“Basic”), served as the Agents for the private placement. In consideration for their services, the Agents (and/or their designees) received compensation as follows: SSC received Series B Preferred convertible into approximately 290,298 shares of Common Stock, Series B Warrants to purchase approximately 145,149 shares of Common Stock, and Series C Warrants to purchase approximately 267,074 shares of Common Stock; Reedland received Series B Warrants to purchase approximately 63,543 shares of Common Stock and cash compensation (in lieu of shares of Series B Preferred and additional Series B Warrants) of approximately $444,800; Basic received Series B Warrants to purchase approximately 12,480 shares of Common Stock and cash compensation (in lieu of shares of Series B Preferred and additional Series B Warrants) of approximately $87,360. In the aggregate, upon stockholder approval, the Series B Preferred and the Warrants issued in the private placement will be convertible for, and exercisable into, a maximum of approximately 7,211,612 shares of Common Stock (subject to adjustments for stock splits, anti-dilution, etc.).

The Series C Warrants have a five-year term and an exercise price of $11.00. The exercise price and shares issuable pursuant to the Series C Warrants are subject to adjustment in the event certain anti-dilution provisions are triggered as discussed below. The Series C Warrants are exercisable in cash or via cashless exercise at the discretion of the holder of the Series C Warrants.

The holders of Series C Warrants may exercise at any time on or after September 16, 2007 until expiration; provided, however, that the holders of the Series C Warrants may not exercise until stockholder approval is obtained. Unlike in the case of the Series B Warrants, the Company does not have the right to require the holders of Series C Warrants to exercise the Series C Warrants.

Notwithstanding the exercise rights of the holders of Series C Warrants, the Company may not issue any shares of Common Stock in exercise of any Series C Warrant if the exercise would cause the applicable holder to beneficially own a number of shares of Common Stock that exceeds 9.99% of the number of shares of Common Stock outstanding after giving effect to the exercise.

The Series C Warrants also contain registration rights separate and apart from those set forth in the Registration Rights Agreement. These rights entitle the holders of Series C Warrants, among other things, to demand two registrations of the underlying shares after the later of (a) 15 months from the Closing Date (March 16, 2007) and (b) the earlier of (x) effectiveness of the last registration statement to be filed pursuant to the Registration Rights Agreement and (y) the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement). In connection with the exercise of the foregoing demand rights, the holders of the Series C Warrants may require that the Company effectuate the sale of the shares underlying the Series C Warrants through an underwritten public offering using underwriters selected by the holders of the Series C Warrants making the demand and at the Company's expense. If, however, during the 90 day period between the 12 month anniversary of the Closing Date and the 15 month anniversary of the Closing Date, the average daily trading volume of the Company’s Common Stock on the market on which it is primarily traded is equal to or greater than 100,000 shares, the foregoing demand registration rights shall terminate. The Series C Warrants also provide their holders with certain "piggyback" registration rights in the event the Company files a registration statement for resale of shares by its stockholders or in connection with an underwritten public offering.

Anti-Dilution Provisions

The Series B Preferred and the Warrants contain certain anti-dilution provisions that, if triggered, could have the effect of increasing the number of shares of Common Stock into which a share of Series B Preferred is convertible and for which each Warrant is exercisable. These provisions come into effect if the Company, among other things, issues shares of Common Stock, options to purchase shares of Common Stock or securities convertible into or exercisable for shares of Common Stock, in each case at a price deemed lower than the conversion price of the Series B Preferred or the exercise price of the Warrant then in effect. These provisions are not triggered by issuances pursuant to any stock incentive plan approved by our Board of Directors and stockholders, conversion of the Series B Preferred or exercise of the Warrants, an underwritten public offering that generates gross proceeds to the Company in excess of $20,000,000, or conversion or exercise of securities convertible into or exercisable for shares of Common Stock outstanding prior to the private placement.

If the anti-dilution provisions are triggered, the conversion price of the Series B Preferred and the exercise price of the Warrants would be reduced pursuant to a pre-determined formula that takes into account, on a “weighted-average” basis, the relative size of the dilutive issuance and the price at which the new securities were deemed to be issued. Specifically, the conversion price or exercise price will be adjusted downward to equal the product of (x) the conversion price or exercise price in effect immediately before the dilutive issuance and (y) the quotient of (1) the sum of (I) the product of the conversion price or exercise price immediately prior to the dilutive issuance and the number of shares of Common Stock deemed outstanding immediately prior to the dilutive issuance and (II) the consideration received by the Company upon such dilutive issuance, divided by (2) the product of (I) the conversion price or exercise price immediately prior to the dilutive issuance multiplied by (II) the number of shares of Common Stock deemed outstanding immediately after the dilutive issuance. The reduced conversion price of the Series B Preferred, in turn, has the effect of increasing the number of shares of Common Stock into which a share of Series B Preferred is convertible. And, in the case of the Warrants, in addition to a reduction in the exercise price, the Warrants also provide for a proportionate increase in the number of shares of Common Stock for which the Warrants are exercisable. Accordingly, if these anti-dilution protections were triggered, the dilutive effect of the private placement could be substantially greater.

Related Party Transactions

Prior to the private placement, SEP, one of the Buyers, together with SSC, was a holder of more than 10% of the Company’s outstanding Common Stock. In the private placement, SEP purchased Series B Preferred convertible into approximately 600,000 shares of Common Stock, and received Series B Warrants to purchase approximately 300,000 shares of Common Stock. As mentioned above, SSC also served as one of the Agents and in connection therewith, the Company issued Series B Preferred convertible into approximately 290,298 shares of Common Stock, Series B Warrants to purchase approximately 145,149 shares of Common Stock, and Series C Warrants to purchase approximately 267,074 shares of Common Stock to SSC and/or its designees. None of the securities issued to SEP or SSC (or its designees) are convertible into, or exercisable for, Common Stock prior to the Company's receipt of stockholder approval. The Company has also engaged SSC as its exclusive management agent regarding all exercises of the Warrants, for which the Company will pay SSC a fee equal to 3.5% of the aggregate exercise price of each warrant, payable in cash if the exercise is in cash, or in shares of Common Stock if the exercise is cashless.

In light of our preexisting relationship with SEP and SSC as stockholders of the Company and in light of SSC’s role as Agent and SEP’s role as a Buyer, management and our Board of Directors recognized that the private placement was a “related party transaction” and that the respective roles of SEP and SSC posed a potential conflict of interest. Accordingly, prior to its approval of the private placement, the Board of Directors, as required under rules of The NASDAQ Capital Market and the Company’s internal corporate governance guidelines relating to “related party transactions,” referred the private placement to the Audit Committee for its approval. The Audit Committee reviewed the terms and conditions of the private placement with a view to the potential conflict of interest and determined that the private placement was on terms and conditions equivalent to those found in a reasonable arm’s length transaction and was in the best interests of our stockholders.

Consequences if Stockholder Approval is Not Obtained

Pursuant to the Purchase Agreement, we agreed to seek stockholder approval of the issuance of the securities pursuant to the private placement no later than June 20, 2007. If we obtain stockholder approval at the 2007 Annual Meeting of Stockholders, this provision will have been satisfied. However, if stockholder approval is not obtained at the 2007 Annual Meeting, we are obligated under the Securities Purchase Agreement to cause an additional stockholder meeting to be held each three month period thereafter until stockholder approval is obtained.

Furthermore, if on or after September 16, 2007 (the date on which the Series B Warrants are first exercisable), the holders of Series B Warrants to purchase approximately 1,188,000 shares of Common Stock seek to exercise those warrants for Common Stock but are prevented from doing so because stockholder approval has not been obtained, the Company will be required to pay cash, instead of issuing Common Stock, equal to the difference between the weighted-average price of the Common Stock on The NASDAQ Capital Market and the exercise price, as of the date of the attempted exercise.

Finally, until stockholder approval is obtained, Series B Preferred convertible into approximately 2,203,010 shares of Common Stock, Series B Warrants exercisable for approximately 1,177,528 shares of Common Stock, and all of the Series C Warrants issued in the private placement will not be convertible or exercisable.

The Board of Directors recommends that stockholders vote FOR the approval of the issuance of Common Stock issuable upon conversion of the Series B Preferred or exercise of the Series B Warrants and Series C Warrants.

MISCELLANEOUS AND OTHER MATTERS

Proposals of Stockholders— In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement for the 2008 Annual Meeting of Stockholders must be received by the Secretary of CBL not less than 120 days prior to May __, 2008. In addition, Article II, Section 4 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail such notice so that it is received by, the Secretary of the Company, at the principal executive offices of the Company, not less than 90 days, nor more than 120 days, prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at CBL’s 2008 Annual Meeting of Stockholders must be received by the Secretary of CBL not less than 90 days, nor more than 120 days, prior to June 12, 2008.

Cost of Solicitation— The cost of CBL's proxy solicitation will be borne by CBL. CBL may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at CBL's expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by CBL for their reasonable out-of-pocket expenses of solicitation.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other employees of CBL.  No additional compensation will be paid to directors, officers or other employees for such services. The costs of solicitation are not expected to exceed those that would typically be incurred for an uncontested election of directors.

Annual Report— Certain financial and other information required pursuant to Item 13 of the Proxy Rules is incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006. The Annual Report accompanies this Notice and Proxy Statement and was mailed to all stockholders of record on or about May __, 2007. Specifically, this Proxy Statement incorporates by reference the following portions of the Company’s Annual Report:

•	Item 6 - Management’s Discussion and Analysis, and

•	Item 7 - Financial Statements.

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

CLEVELAND BIOLABS, INC.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Cleveland Biolabs, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 11, 2007.

Vote Your Proxy on the Internet:
Go to www.continentalstock.com.
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

CLEVELAND BIOLABS, INC.

Please mark your votes like this **X**

1. Election of Directors
NOMINEES:
01 James J. Antal
02 Paul E. DiCorleto
03 Michael Fonstein
04 Andrei Gudkov
05 Bernard L. Kasten
06 Yakov Kogan
07 H. Daniel Perez

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT (indicate excepted nominee below)
☐	☐	☐

____
(Except nominee(s) written above.)

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

Label Area 4" x 1 1/2"

PRINT AUTHORIZATION *(THIS BOXED AREA DOES NOT PRINT)*
To commence printing on this proxy card please sign, date and fax this card to this number: 212-691-9013 or email us your approval.
SIGNATURE:______________ DATE:________ TIME:______
Registered Quantity ____________ Broker Quantity ____________
Note: SCOTTI to Email final approved copy for Electronic Voting website setup: Yes ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________ **Signature** ______________ **Date** ________, **2007.**

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

CLEVELAND BIOLABS, INC.

P R O X Y

The undersigned appoints Michael Fonstein and John A. Marhofer, Jr., and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Cleveland BioLabs, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on June 12, 2007, or at any adjournment or postponement thereof. The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned hereby revokes **ALL** previous proxies given to vote at the Annual Meeting of Stockholders to be held on June 12, 2007, or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR the ratification of the appointment of Meaden & Moore, Ltd. as independent auditor as described in Proposal 2, and FOR the approval of the issuance of Common Stock issuable upon conversion of shares of the Company's Series B Convertible Preferred Stock or upon exercise of the Company's Series B Warrants and Series C Warrants issued pursuant to the Securities Purchase Agreement dated March 16, 2007, as described in Proposal 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on other side)